Exhibit 10.1

Northwest	t (425) 608-3008	www.nwbio.com
Biotherapeutics, Inc.	(800)-519-0755	OTCBB: NWBO
f (425) 608-3009
18701 120th Avenue NE
Suite 101
Bothell, WA 98011

September 14, 2007
Dear Mr. Deasey:
The Board of Directors proposes to enter into an employment agreement effective October 1, 2007 with you for four years of service in the senior management of the Company, with the following key terms:
•	Title: Chief Financial Officer and Senior Vice President of Finance

•	Board of Directors seat: Effective October 1, pending BOD approval

•	Term: 4 years

•	Annual Salary: $275,000 (subject to potential increases based on annual review by the Compensation Committee of the Board of Directors)

•	Location of Employment: Bethesda, MD

•	Bonuses: To be determined in the Board’s discretion for extraordinary and unanticipated accomplishments.

•	Equity: Sufficient options to result in your holding 1.0% of the stock of the Company, on a fully diluted basis (i.e., including all of the shares issuable under options and warrants outstanding or reserved in the employee pool) immediately after Admission of the AIM Placing Shares for trading. (The number of options is thus anticipated to be approximately 769,208.) Vesting shall occur over a 4-year period as defined in the Stock Option Grant Notice, with 25% vesting on the first anniversary of your full time employment and the remaining 75% vesting monthly over the 36 months following the first anniversary.

•	Change in Control: For purposes of this agreement Change in Control shall mean the merger or acquisition of the Company by another entity in whole or in part so as to hold majority ownership of the Company. Upon such an event if it should occur in the first year of employment which would be prior to vesting of the first 25% of options, this first year vesting of 25% of options shall be accelerated and vested.

•	Termination: Employment will be at will. The Company may terminate your employment with no notice “For Cause” or with 90 days notice “Without Cause.” “Cause” is defined as, but not limited to, malfeasance, material non-performance or materially inadequate performance of your duties following written notice or other communication from the Board of such non-performance or inadequate performance and a reasonable period of time to cure it one time.

•	Notice of resignation: If you resign, you will give at least 60 days advance notice if resignation is prior to October 1, 2009, and 30 days after October 1, 2009. During the 60 or 30 days prior to departure, you will devote best efforts, in good faith, to the Company’s business and any personnel transition. Failure to give the 60 or 30 days notice will result in clawback of any bonuses paid to you and option vesting that occurred in the 6 months prior to the resignation announcement.

•	Effect of termination or resignation on options: Vesting of your stock options will cease upon the termination of your employment or resignation.
•	If your employment is terminated For Cause, options which are already vested as of the date of termination shall expire one business day after such termination.

•	If your employment is terminated Without Cause, options will vest until the last day of your employment and will be exercisable for up to 120 days following your termination Without Cause, so long as you execute a separation and release agreement reasonably acceptable to the Company.

•	If you resign or your 4 year contract expires, the vesting of your options will cease on the last day of your employment. If your resignation complies with the 60 — or 30-day notice, best efforts and good faith requirements above, your options will be exercisable for 60 days following the last day of your employment so long as you do not work for or with a Competing Company (as defined below) in any capacity (employee, director, adviser, collaborator, etc.) during the one year following the termination of your employment. The term “Competing Company” means a business that is developing immunotherapies for cancer. If your resignation does not comply with the notice, best efforts and good faith requirements above, your options will expire one business day after your resignation.
•	Outside activities: During the term of this Agreement, you shall not engage in any outside business activities except with express prior approval of the Board. It is recognized that you have limited transitional activities with your former employer and the Company acknowledges that these transitional activities are not in conflict with this specific clause.

•	Non-competition: You agree not to work for or with any Competing Company (as defined above) for 1 year after resignation, termination for cause or expiration of your employment with the Company. You must execute a non-competition agreement with the Company providing for this arrangement.

•	Assignment of inventions; confidentiality: All inventions conceived or developed by you during your employment by the Company must be assigned to the Company. You must also execute the Company’s standard invention assignment agreement and a limited power of attorney enabling the Company to make filings and take actions necessary to implement your assignments of inventions. You must also execute the standard confidentiality agreement.

•	Vacation and sick leave: 4 weeks of vacation, no carryover (use it or lose it) except in special circumstances with prior Board approval and then only up to 2 weeks; 2 weeks of sick leave, to be used only for sickness and medical appointments for yourself or family members.
The Board hopes that you will find these terms agreeable. If so, please indicate your acceptance by countersigning below. We look forward to your continued important role in the Company for the next several years.
Sincerely,

NWBT BOARD OF DIRECTORS	I have read and accept this employment offer:
By:	By:

Name: Alton L. Boynton	Name:
Title: President & CEO
Date: September 14, 2007	Date: